Exhibit 10.4

OPERATIONS TRANSFER AGREEMENT

by and between

Memory Care at Good Shepherd, LLC,

MCA New Braunfels Operating Company, LLC, and

MCA Westover Hills Operating Company, LLC

collectively, as Current Operators,

and

CHAPTERS LITTLE ROCK, LLC,

CHAPTERS NEW BRAUNFELS, LLC, and

CHAPTERS SAN ANTONIO, LLC

collectively, as New Operators

April 1, 2023

Memory Care of Little Rock at Good Shepherd 2501 Aldersgate Road Little Rock, Arkansas 72205	Memory Care of New Braunfels 2022 State Hwy 46 W New Braunfels, Texas 78132	Memory Care of Westover Hills 10910 Town Center Drive San Antonio, Texas 78251

OPERATIONS TRANSFER AGREEMENT

This OPERATIONS TRANSFER AGREEMENT (this “Agreement”) is entered into as of the 1st day of April, 2023 by and among Memory Care at Good Shepherd, LLC, an Arkansas limited liability company, MCA New Braunfels Operating Company, LLC, a Tennessee limited liability company, MCA Westover Hills Operating Company, LLC, a Tennessee limited liability company, (individually a “Current Operator” and, collectively, the “Current Operators”), and CHAPTERS LITTLE ROCK, LLC, an Arkansas limited liability company, CHAPTERS NEW BRAUNFELS, LLC, a Texas limited liability company, CHAPTERS SAN ANTONIO, LLC, a Texas limited liability company (individually a “New Operator” and, collectively, the “New Operators”).

RECITALS

A. Each entity designated as an Owner as set forth on Schedule I, attached hereto and made a part hereof (collectively, the “Owners”), is an affiliate of Invesque Inc. and the current owner of that certain tract of land improved with an assisted living facility with the number of Licensed Beds as set forth on Schedule I (collectively, the “Facilities”).

B. Owners currently lease the Facilities to MCA Main Street Tenant, LLC, a Tennessee limited liability company (“Master Tenant”) pursuant to certain leases by and among Owners and Master Tenant (collectively, and as amended and assigned from time to time, the “Existing Master Leases”).

C. Master Tenant currently provides rights for the licensed operation of the Facilities to Current Operators.

D. Owners, Master Tenant and the Current Operators have agreed to terminate the Existing Master Leases and all rights of the Current Operators to each of the Facilities.

E. New Operators will be entering into a Master Lease Agreement (the “Lease Agreement”) with Owners pursuant to which the Facilities will be leased to New Operators.

F. Owners have certain rights against Master Tenant and its affiliates regarding the Existing Master Leases and require that Current Operators cooperate with New Operators for New Operators to lease each of the Facilities under new leases and for New Operators to operate memory care or other businesses at the Facilities and Current Operators and their affiliate have received good and valuable consideration for such cooperation.

G. There is no affiliation between New Operators and Current Operators, including without limitation, any owners, employees or any of their respective family members.

AGREEMENT

NOW, THEREFORE, in consideration for Current Operators transferring the Supplies and operations to New Operators, for New Operators to commence their operations at the Facilities, for the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged by the parties, New Operators and Current Operators agree as follows:

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1. COMMENCEMENT DATE. The transfer of operations contemplated by this Agreement shall commence and be effective on and as of the Commencement Date, as defined in the Lease Agreement (the “Commencement Date”). Current Operators and New Operators agree to cooperate with each other to affect an orderly transfer of the operations of the Facilities as of the Commencement Date, including, without limitation, New Operators entering into the Lease Agreement concurrently with the termination of each of the Existing Master Leases. Prior to the Commencement Date, the New Operators and the Current Operators will enter into those certain Interim Management and Security Agreements or Interim Consulting and Security Agreements, as applicable, dated as of even date of this Agreement (the “Interim Management Agreement”) in order for New Operators to provide certain services to the Facilities as an independent contractor of Current Operators.

2. CONDITIONS PRECEDENT.

a. The effectiveness of this Agreement and New Operators’ obligation to consummate the transactions contemplated in this Agreement is subject to the following conditions precedent on and as of the Commencement Date to the reasonable satisfaction of New Operators:

i.	Current Operators shall have duly and timely performed and fulfilled all of their Pre-Commencement Date duties, obligations, promises, covenants and agreements hereunder, is not in breach of any term of this Agreement and the representations and warranties given by Current Operators to New Operators hereunder are true and correct in all material respects as of such date other than such representations and warranties that are as of a different date, which shall be true and complete in all material respects as of such date;

ii.	Delivery by Current Operators of a fully executed Bill of Sale for the Supplies (as hereinafter defined) at the Facilities, it being acknowledged that all other personal property will be leased to New Operators.

iii.	Delivery by Current Operators of a fully executed General Assignment of Intangible Property (as hereinafter defined) of the Facilities.

iv.	Delivery by Current Operators of Certificates of Good Standing from the applicable Secretaries of State, certified copies of each Current Operator’s Articles of Organization (or similar formation document) and any amendments thereto, a certified copy of each Current Operator’s operating agreement and a certified copy of the resolutions of Current Operators, authorizing the execution, delivery and consummation of this Agreement and of all other agreements and documents executed in connection herewith, certified by a manager of each Current Operator as adopted and in full force and effect and unamended as of Commencement Date.

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v.	Delivery by Current Operators, Master Tenant and Owners of a fully-executed termination agreement with respect to the Existing Master Leases and confirmation of termination of all rights of the Current Operators relating to each of the Facilities, including, but not limited to, delivery any documentation New Operators reasonably require to confirm such termination.

vi.	Delivery by Current Operators of a bring-down certificate certifying that all of the representations and warranties made and given by Current Operators in this Agreement are true and correct in all material respects as of the Commencement Date.

vii.	New Operators have obtained all necessary government approvals that are required to operate the Facilities as assisted living Facilities under the applicable state law (collectively, the “License”), which approvals shall be deemed received in the event of one of the following: (a) issuance of the new Licenses or (b) written assurance from the applicable state agency (the “Department”), in form and substance acceptable to New Operators, authorizing the parties to proceed with the change of ownership contemplated hereunder and which will be deemed obtained upon the occurrence of either of the following events (each, an “Approval Event”): (i) the receipt of confirmation from the Department in writing or verbally (if confirmed in a writing to the Department) that the parties are authorized to proceed with the change of ownership contemplated hereunder and that Licenses will be issued effective as of the Commencement Date (such confirmation, an “Agency Confirmation”) or (ii) where the Department has failed to respond to a written communication seeking either (1) the new Licenses or (2) Agency Confirmation, upon a subsequent written communication to the Department affirmatively stating that no further action by the parties hereto is required prior to the consummation of the change of ownership contemplated hereunder, Licenses will be issued effective as of the Commencement Date, and in which the Department is notified that the parties hereto are proceeding with same as disclosed unless the parties are informed otherwise by the Department. Following an Approval Event and prior to the Commencement Date, the condition will no longer be deemed satisfied as to such approval if (x) the Department provides written or verbal withdrawal of authorization to proceed with the change of ownership contemplated hereunder or (y) the Department notifies one or more of the parties hereto in writing or verbally that additional filings are required for such authorization or that the matter is under further consideration or review.

viii.	Delivery of a letters from the applicable state department of revenue dated no later than ten (10) days before the Commencement Date which certify that Old Operators has no tax due to the applicable state and evidence reasonably satisfactory to New Operators that they are not at risk for successor liability related to any obligations of Current Operators that are not assumed by the terms of this Agreement.

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ix.	No action or proceeding shall have been instituted, nor any judgment, order or decree entered by any court or governmental body or authority preventing the consummation of the transaction contemplated by this Agreement or the Lease Agreement(s), or which could materially and adversely affect New Operators’ ability to operate the Facilities as an assisted living facility with the same number of beds and units as are operating at the Facilities on the date hereof.

b. Current Operators’ obligations to terminate their operations of the Facilities and otherwise consummate the transactions contemplated in this Agreement shall be subject to the following conditions precedent on and as of the Commencement Date to the reasonable satisfaction of Current Operators:

i. New Operators have duly and timely performed and fulfilled all of their Pre-Commencement Date duties, obligations, promises, covenants and agreements hereunder, is not in breach of any term of this Agreement and the representations and warranties given by New Operators to Current Operators hereunder are true and correct as of such date.

ii. Delivery by New Operators of Certificates of Good Standing from the applicable Secretaries of State, certified copies of each New Operator’s Articles of Organization (or similar formation document) and any amendments thereto, a certified copy of each New Operator’s operating agreement and a certified copy of the resolutions of New Operators, authorizing the execution, delivery and consummation of this Agreement and of all other agreements and documents executed in connection herewith, certified by a manager of each New Operator as adopted and in full force and effect and unamended as of Commencement Date.

iii. Delivery by New Operators of a bring-down certificate certifying that all of the representations and warranties made and given by New Operators in this Agreement are true and correct as of the Commencement Date.

iv. Current Operators shall have an agreement with Owners that provide for, among other matters, the termination of each of the Existing Master Leases and the amount of aggregate liabilities that are owed to Owners arising from and related to the Existing Master Leases including an agreed reduction of the aggregate obligations under the express terms of the Existing Master Leases.

c. Upon execution and delivery of the transaction documents necessary to effectuate the consummation of the transactions under this Agreement by all parties, all other conditions precedent shall be deemed waived unless specifically reserved in writing or unless by their terms are to be completed after the Commencement Date.

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3. CONVEYANCE OF PERSONAL PROPERTY, SUPPLIES AND INTANGIBLE PROPERTY.

a. The property being sold by Current Operators to New Operators hereunder (the “Property”), which specifically excludes the Excluded Property (as hereinafter defined), shall consist of the following:

i. All supplies used in the operation of the Facilities and not otherwise leased by Owners to New Operators under the Lease Agreement, including vehicles, inventories, appliances, tools, office equipment, computer hardware and software, computer switches and servers, telephones and telephone systems, medical apparatuses, ventilator units, therapy equipment, marketing and promotional materials relating to the Facilities, non-proprietary stationery, kitchen equipment, resident room furnishings, food, bed linens, housekeeping supplies, and other tangible assets (collectively, the “Supplies”).

ii. The rights of Current Operators in the Assumed Contracts (as hereinafter defined).

iii.	To the extent assignable by Current Operators, all licenses, permits (including any special use permits from any municipality or county where the Facilities is located), certificates of need, accreditations, and certificates of occupancy issued by any federal, state, municipal or local governmental authority relating to the use, maintenance, management or operation of the Facilities, running to or in favor of Current Operators (“Assumed Licenses”).

iv.	All intangible property used in connection with the operation of the Facilities, if any, but specifically excluding accounts receivable and including: (A) all telephone numbers presently in use at the Facilities; (B) all books, files and records of the operation of the Facilities (e.g., charts, records and lists, business records, customer records, financial records, accounting and billing records, and all files, invoices, forms, accounts, correspondence, employment records, and other books and records relating solely to the operation of the Facilities), including (X) any records for residents at the Facilities on any date from the Effective Date until the Commencement Date, whether stored at the Facilities or off-site, but solely to the extent in Current Operators’ possession and further to the extent that such charts, records and lists can legally be transferred to New Operators and (Y) either the originals or full and complete copies of all employee records for all Retained Employees (as hereinafter defined) in its possession (the “Employee Records”, and collectively, the “Records”); (C) the names of the Facilities and all other trade names, trademarks, service marks of the Current Operators, designs, logos, slogans and general intangibles associated with the Facilities and all the goodwill symbolized and associated with such names; (D) any third party warranties associated with the Facilities or the Property, to the extent assignable; (E) the rights of Current Operators under any provider agreements with any private third-party payor programs (excluding the right to any payments, reimbursement and/or recoupment accrued on or before the Commencement Date), but only to the extent assignable by Current Operators; (F) all policy and procedure manuals regarding the Facilities, provided, Current Operators disclaims any liability associated with New Operators’ use of the same; (G) all site plans, surveys, plans and specifications, construction bids and floor plans in the possession of Current Operators that relate to the Real Property; and (H) the business of the Facilities and the goodwill associated with the business and the reputation of the Facilities (collectively, along with the Assumed Contracts, Assumed Licenses, Warranties and Resident Agreements (each as defined herein), (the “Intangible Property”); provided, however that Intangible Property does not include any intellectual property that has been developed by Clearday, Inc. or AIU Alternative Care, Inc. or any of their respective subsidiaries related to its innovative care products, technologies or solutions, including without limitation, robotic services, the BEST test, personalized care maps or programs, Clearday Restore, Clearday digital offerings and programs such as Clearday at Home and Clearday TV or any derivates thereof or work product or documentation related thereto, it being acknowledged that none of the Current Operators or their affiliates will contest the ownership or rights of the intellectual property rights of Clearday, Inc. or AIU Alternative Care, Inc. or their respective subsidiaries.

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b. On the Commencement Date, Current Operators shall deliver to New Operators, at no cost to New Operators, a Bill of Sale for the Supplies of the Facilities, which shall convey to New Operators good and marketable right, title and interest in and to the Supplies, containing fully warranty of title free of all liens, encumbrances and security interests except for the Permitted Exceptions as defined in the Lease Agreement or other liens, encumbrances and security interests described by Current Operators to New Operators under Schedule 3(b) (the “Bill of Sale”). New Operators agree that the presence of the Supplies at the Facilities on the Commencement Date shall constitute delivery thereof.

c. On the Commencement Date, Current Operators shall deliver to New Operators, at no cost to New Operators, a General Assignment for the Intangible Property of the Facilities, which shall convey to such New Operators good and marketable right, title and interest in and to the Intangible Property, containing a full warranty of title free of all liens, encumbrances and security interests except for Permitted Encumbrances as defined in the Lease Agreement (the “General Assignment”).

4. EXCLUDED PROPERTY . The following shall be excluded from the transfer by Current Operators to New Operators hereunder (the “Excluded Property”): (a) any of Current Operators’ accounts receivable, accounts payable or liabilities associated with the operation of the Facilities prior to the Commencement Date; (b) amounts payable to Current Operators in respect of third-party payors pursuant to retrospective settlements, underpayments, settlements or other payments and reimbursements from residents, patients, private payors, federal health care programs or any other healthcare reimbursement or payment intermediary arising from services provided by Current Operators prior to the Commencement Date and any reimbursements from a federal health care program as a result of any loss by Current Operators on the disposal of any assets associated with the Facilities for purposes of federal health care program reimbursement; (c) cash and cash equivalents and third party payor settlements; (d) Current Operators’ rights under this Agreement and the agreements to be executed in connection herewith; (e) Current Operators’ organizational documents; (f) personal property owned by residents of the Facilities and not by Current Operators; (g) the Rejected Contracts (as hereinafter defined) and any other contract, agreement, commitment, lease or other arrangement to which any Current Operator is a party or that affects the Facilities and that is not assumed by New Operators; (h) personal property owned by third party vendors and leased to Current Operators or any entity providing services at the Facilities for use in connection with the operations of the Facilities, only to the extent set forth on Schedule 4(h) attached hereto and made a part hereof and such lease is not otherwise assumed by New Operators pursuant to the provision of Section 7 hereof (the “Leased Property”); (i) any confidential or proprietary information of Current Operators or any of their affiliates that is not primarily used or held in connection with the Facilities; (j) bank accounts of Current Operators and any records relating thereto; (k) all Intangible Property of an affiliate of Current Operators that are used for its facility located in Naples, Florida (l) any intellectual property that has been developed by Clearday, Inc. or AIU Alternative Care, Inc. or any of their respective subsidiaries related to its innovative care products, technologies or solutions, including without limitation, robotic services, the BEST test, personalized care maps or programs, Clearday Restore, Clearday digital offerings and programs such as Clearday at Home and Clearday TV or any derivates thereof or work product or documentation related thereto, (m) any confidential and proprietary content or information of the Current Operators, and (n) those assets listed on Schedule 4(n).

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5. CHANGE OF OWNERSHIP APPROVAL.

a. Current Operators shall cooperate with New Operators in the preparation of any and all forms, notices, consents and applications as may be necessary to obtain the Licenses and any other governmental approvals prior to the Commencement Date, including any application with the Department for approval to become the licensee of the Facilities. Current Operators shall promptly respond to all requests for information in connection with the applications for the new Licenses.

b. Each party hereto agrees to use its best efforts to prepare and promptly deliver to the other party any additional and updated information and documents necessary for approval of a change of ownership for the Facilities.

6. RECAPTURE; TAXES AND FEES; CIVIL MONETARY PENALTIES.

a. New Operators shall notify Current Operators, and Current Operators shall notify New Operators, within five (5) business days after receipt of any notice of any claim by any governmental or quasi-governmental agency or contractor for withholding, recoupment, repayment, recapture or recovery of or penalty related to any civil monetary penalty, any alleged overpayment or related to any audit, including any alleged underpayment of any tax and/or assessment, if any (“Provider Tax”), or for repayment of bed taxes or assessments and any associated penalties (all of the foregoing, collectively, “Recapture”) for services rendered prior to the Commencement Date. In the event that the federal or state agencies making payments to New Operators for services performed at the Facilities on or after the Commencement Date make any claim for Recapture for any period ending before the Commencement Date, then Current Operators shall indemnify New Operators from and against any loss, damage, injury or expense incurred by New Operators arising from or related to any such claim, including reasonable costs and attorneys’ fees. In connection with the foregoing indemnification obligation, in the event that any governmental or quasi-governmental authority, contractor or agency or other third party payor source withholds amounts from New Operators’ reimbursement checks as a result of any Recapture claim, Current Operators shall pay such amounts to New Operators within ten (10) days following New Operators’ demand therefor. Current Operators shall be entitled to challenge any Recapture claim and if all or any part of such challenge is successful, New Operators will reimburse Current Operators for the amount received by New Operators from the applicable state agency related to the successfully challenged Recapture amount within ten (10) days of receipt of credit or funds resulting from the successful challenge. Notwithstanding the foregoing, New Operators’ failure to timely notify or make demand on Current Operators with respect to any Recapture claim shall not void, vitiate or invalidate Current Operators’ obligations hereunder nor release Current Operators from any such duty or obligation. The provisions of this subsection shall survive the Commencement Date for a period of three (3) years.

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b. Current Operators shall be and remain obligated for and shall pay on or before the date due thereof all fees, taxes or assessments, including all amounts of the applicable state assessment tax or state license fees/taxes accrued prior to the Commencement Date including but not limited to the state licensed bed tax, occupied bed tax and any other bed tax or Provider Tax or assessment. Current Operators shall provide to New Operators, on or before the Commencement Date, evidence reasonably satisfactory to New Operators of payment of all of such fees and taxes. If Current Operators fail to make said payments on a timely basis and New Operators are required to make said payments or funds are withheld from New Operators’ reimbursement payments, Current Operators shall pay such amounts and any interest or late fees to New Operators within five (5) days following New Operators’ demand therefor. New Operators shall be and remain obligated for and shall pay on or before the date due thereof all fees, taxes and assessments accrued on and after the Commencement Date, including but not limited to any Provider Tax.

c. Current Operators shall be liable and responsible for, and shall indemnify New Operators, and shall reimburse all of New Operators’ costs, including reasonable attorneys’ fees, for the correction of all violations cited by the Department in any survey or set forth in any statement of deficiencies as a result of any condition that existed at the Facilities prior to the Commencement Date or that resulted from any action or inaction of Current Operators prior to the Commencement Date (collectively, the “Violation Surveys”), and all imposed remedies and penalties, including but not limited to any and all civil monetary penalties or repairs from any Violation Surveys (collectively, “Penalties and Repairs”). Current Operators shall comply in all material respects with the requirements of any outstanding plan or plans of correction proposed in response to any Violations Surveys and obtain New Operators written approval (which approval shall not be unreasonably withheld conditioned or delayed), for any settlements of appeals of Penalties and Repairs and notify New Operators of the final disposition of such matters.

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7. CONTRACTS.

a. Prior to or within five (5) business days of the execution hereof, Current Operators shall deliver to New Operators true, accurate and complete copies of all written equipment leases, service or maintenance contracts and agreements or other agreements affecting the Facilities, including any pharmacy, employment and managed care contracts, (collectively, the “Contracts”). A schedule of Contracts for the Facilities is attached hereto as Schedule 7(a). Within ten (10) days of the execution of this Agreement, Current Operators shall provide contact information for all third-party managed care and insurance providers to allow New Operators to make timely arrangements for the execution of assignments of contracts or new contracts with all such providers.

b. Concurrent with the Commencement Date, this Agreement shall be deemed an assignment of the rights, title and interest by Current Operators, and an assumption of the duties and obligations by New Operators, of each of the Contracts that are set forth on Schedule 7(b) (the Contracts assumed hereunder, collectively with the Warranties (as each are hereinafter defined), are herein referred to as the “Assumed Contracts”, and the Contracts not specifically assumed by New Operators pursuant to the terms of this Agreement shall be referred to as the “Rejected Contracts”). Current Operators acknowledge that even though New Operators may not desire to assume a Contract, New Operators may desire to continue receiving services from such vendor under a new service contract. To ensure a continuation of services at the Facilities, Current Operators shall receive New Operators’ written consent prior to delivering to any Contract vendor any notice of termination or any notice related to ceasing operations for New Operators. Current Operators shall remain responsible for all liabilities and obligations (i) under the Rejected Contracts, (ii) under the Assumed Contracts to the extent such liabilities and obligations accrue or arise prior to the Commencement Date, and (iii) for services or supplies that were performed or rendered prior to the Commencement Date, and shall indemnify New Operators on account of the same. New Operators agree to indemnify Current Operators from and against any and all liabilities, claims, demands and causes of action of any nature whatsoever asserted against or incurred by Current Operators arising out of or connected with any obligations under any of the Assumed Contracts that accrue or relate to periods on or after the Commencement Date.

c. To the extent any third-party consent is required in connection with the assignment and assumption of the Assumed Contracts, Current Operators hereby covenant to use commercially reasonable efforts at the cost of the New Operators to obtain such third-party consent prior to the Commencement Date.

d. To the extent permitted under applicable law, on the Commencement Date, Current Operators shall transfer, convey and assign to New Operators pursuant to the General Assignment all existing agreements with residents and, to the extent assignable, any guarantors thereof, excluding the right to any payments for the period prior to the Commencement Date (“Resident Agreements”) and to the extent assignable, any warranties presently held by Current Operators with respect to the Facilities, including any warranties on the heating, ventilation and air conditioning systems and the roof and foundation of the Facilities (the “Warranties”).

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e. Notwithstanding the foregoing, the New Operators shall enter into separate new agreements with each of the residents and the Current Operators will terminate each of the Resident Agreements, each effective as of the Commencement Date.

8. ASSUMPTION OF LIABILITIES.

a. Other than as set forth in this Agreement, New Operators do not assume or will not be liable for any debts, liabilities or obligations of Current Operators or with respect to the Facilities prior to the Commencement Date, including, but not limited to, any (i) liabilities or obligations of Current Operators to their creditors, members or managers, (ii) liabilities or obligations of Current Operators with respect to the Contracts for the period prior to the Commencement Date, (iii) liabilities or obligations of Current Operators with respect to Rejected Contracts or Contracts not with a resident of a Facility or that are set forth on Schedule 7(b), (iv) liabilities or obligations of Current Operators for any federal, state, county or local taxes applicable to or assessed against Current Operators, Current Operators’ assets or business, or the Property for periods prior to the Commencement Date, (v) Recapture, Penalties and Repairs, adjustment, overpayment, penalty, assessment or charge whatsoever with respect to any period prior to the Commencement Date; (vi) any contingent liabilities or obligations of Current Operators, whether known or unknown by Current Operators or New Operators, (vii) any services provided or costs incurred in connection with the management and operation of the Facilities before the Commencement Date, including any matters relating to cost reports, collections, audits, hearings or legal action arising therefrom; or (viii) any other liabilities resulting from any act or failure to act by Current Operators prior to the Commencement Date.

b. Other than as set forth in this Agreement, Current Operators do not assume and will not be liable for any debts, liabilities or obligations of New Operators including, but not limited to, any (i) liabilities or obligations of New Operators to their creditors, members or managers, (ii) liabilities or obligations of New Operators with respect to Assumed Contracts for services rendered on or after the Commencement Date, (iii) liabilities or obligations of New Operators for any federal, state, county or local taxes applicable to or assessed against New Operators or the assets or business of New Operators, or applicable to, incurred by and accrued or assessed against the Facilities on or after the Commencement Date, (iv) any contingent liabilities or obligations of New Operators, whether known or unknown by New Operators or Current Operators, or (v) any other liabilities resulting from any act or failure to act by New Operators on or after the Commencement Date.

9. ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.

a. Except as described in the Interim Management Agreement, Current Operators retain the right to collect all unpaid accounts receivable as of 11:59 p.m. on the day prior to the Commencement Date with respect to the Facilities to the extent that such accounts receivable relate to services rendered prior to the Commencement Date.

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b. To the extent either party receives any payments for accounts receivable and the accompanying remittance advice or other payer designation does not indicate the period to which a payment relates or if there is no accompanying remittance advice or other payer designation (e.g. private pay funds) and if the parties do not otherwise agree as to how to apply such payment, then, the parties will be deemed to have agreed that: (i) any undesignated payments received during the first fourteen (14) days after the Commencement Date shall be applied first to pre-Commencement Date balances for such resident until such balances have been reduced to zero, and any remaining portion shall be applied to post-Commencement Date balances and (ii) any undesignated payments received after the fourteenth (14th) day after the Commencement Date shall be applied first to post-Commencement Date balances for such resident until such balances as of the date of funds’ application have been reduced to zero, with any remaining portion applied to pre-Commencement Date balances, to the extent such resident has a pre-Commencement Date balance.

c. If at any time after the Commencement Date, Current Operators shall receive any payment pursuant to any managed care contract for services rendered at the Facilities on or after the Commencement Date, then Current Operators shall remit such payments (or an amount equal to such payments) to New Operators within five (5) business days. If at any time after the Commencement Date, New Operators shall receive any payment pursuant to any managed care contract for services rendered at the Facilities prior to the Commencement Date, then New Operators shall remit such payments (or an amount equal to such payments) to Current Operators within five (5) business days. Current Operators acknowledge that social security payments received in a calendar month represent payments for that calendar month and not the prior month.

d. To the extent either party receives payments for accounts receivable of the other party, both parties acknowledge that the party receiving the payment belonging to the other party shall hold the payment in trust, that neither party shall have any right to offset with respect to such accounts receivable, and that the party erroneously receiving the payment shall have no right, title or interest whatsoever in the payment and shall remit the same to the other within five (5) business days after such receipt.

e. All accounts payable for services provided or goods furnished for or at the Facilities prior to the Commencement Date shall remain the sole responsibility and obligation of Current Operators. All accounts payable for services provided or goods furnished for or at the Facilities on or after the Commencement Date under an Assumed Contract will be the sole responsibility and obligation of New Operators. To the extent accounts payable have been accrued for a period that includes time both before and after the Commencement Date, the parties hereto will apportion the responsibility for payment of the same on a pro rata basis based on number of days. Current Operators and New Operators agree to cooperate with each other and notify the merchants, suppliers or other third parties who bear responsibility for accounts payable of the Facilities based on this Section 9(e).

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10. INTENTIONALLY DELETED

11. ACCESS.

a. Prior to the Commencement Date, with at least 48 hours prior written notice to Current Operators, and subject to any restrictions in place at the Facilities in connection with the Covid-19 pandemic, New Operators shall be allowed reasonable access to the Facilities along with their representatives, lenders and lenders’ representatives, prospective tenants, contractors, land surveyors, environmental companies and other agents (“Representatives”), provided, New Operators and their Representatives are accompanied by a representative of Current Operators, further, provided, access occurs during normal business hours (i.e., 8:30 a.m. – 5:30 p.m., Monday – Friday). New Operators specifically agrees to maintain the confidentiality of New Operators’ purpose in visiting the Facilities.

b. On the Commencement Date, Current Operators shall leave at the Facilities for New Operators all of the Records, Employee Records and other records of the Facilities for current residents and those residents who resided there at the Commencement Date or any period from the date of this Agreement; provided, however, that nothing herein shall be construed as precluding Current Operators from removing from the Facilities or making a digital copy of, on or prior to the Commencement Date its corporate financial records, tax and information returns and other documents relating solely to ownership of Current Operators and the operations of the businesses.

c. For two (2) years after the Commencement Date (and such longer period as may be required in connection with any suit or action, provided New Operators shall be under no obligation to retain records for any period longer than required by applicable law), New Operators shall allow Current Operators and their agents and representatives to have reasonable access to (upon reasonable written prior notice and during normal business hours) and to make copies of the books and records and supporting material of the Facilities relating to the period prior to the Commencement Date, at Current Operators’ expense, and to the extent reasonably necessary to enable Current Operators to investigate and defend malpractice, employee or other claims, and to file or defend cost reports and tax returns. This Section 111(c) shall survive the Commencement Date.

12. USE OF NAME AND TELEPHONE NUMBER. New Operators may use the current names and present telephone and facsimile numbers of the Facilities. Current Operators shall cooperate with New Operators in the transfer, as of the Commencement Date, of all right, title and interest, if any, in and to the existing name of the Facilities and the telephone numbers and facsimile numbers used at the Facilities.

13. PRORATIONS.

a. Except as provided in the Interim Management Agreement, on and as of the Commencement Date, Current Operators and New Operators shall prorate revenues and expenses pertaining to the Facilities, utility charges for the billing period in which the Commencement Date occurs, Assumed Contracts, prepaid income and expenses, the applicable state bed taxes or assessments, Provider Taxes and other related items of revenue or expense attributable to the Facilities.

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b. All prorations between the parties shall be made on the basis of actual days elapsed in the relevant accounting or revenue period and shall be based on the most recent information available to the parties hereto. Utility charges which are not metered and read on the Commencement Date shall be estimated based on prior charges, and shall be re-prorated within five (5) business days after receipt of statements therefor. Current Operators and New Operators shall jointly arrange for the turnover of the utility services, but Current Operators shall not arrange to terminate any utility services without New Operators’ written consent, which shall not be unreasonably withheld, delayed or conditioned.

c. Except as otherwise set forth herein, all amounts owing from one party hereto to the other party hereto that require adjustment after the Commencement Date shall be settled within thirty (30) days after the Commencement Date or, in the event the information necessary for such adjustment is not available within said thirty (30) day period, within five (5) business days of such information being available.

d. Notwithstanding anything to the contrary contained herein, to the extent Current Operators or New Operators obtain any American Rescue Plan Act (“ARPA”) grant funding that covers both the period prior to the Commencement Date and after the Commencement Date, Current Operators and New Operators shall prorate the funds among the applicable party and pay any amounts owed to the other party within five (5) business days of receipt of the funds. Current Operators and New Operators shall reasonable cooperate to come up with a mutually agreeable Long Term Care Program Facility Budget to the extent required for the receipt of ARPA funds.

14. POLICY AND PROCEDURE MANUALS. The Facilities’ policies and procedures are online. As of the Commencement Date, Current Operators shall also print a current copy or make available in digital form of the Facilities’ policies and procedures, which will be left at the Facilities and transferred to New Operators under the Bill of Sale and General Assignment referenced in Section 3 of this Agreement, provided, however, Current Operators shall have no liability associated with New Operators’ use of the same.

15. INDEMNIFICATION.

a. In addition to any other indemnity set forth herein, New Operators hereby indemnify Current Operators, their successors, assigns, affiliates, managers, members, directors, officers, agents and employees from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) which any of them may suffer as a result of:

i. the untruth of the representations or the breach of any of the warranties of New Operators herein or given pursuant hereto;

ii.	any default by New Operators in the performance of any of their commitments, covenants or obligations under this Agreement;

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iii.	any suits, arbitration proceedings, administrative actions or investigations to the extent relating to the operations at the Facilities by New Operators on or after the Commencement Date;

iv.	claims which arise on or after the Commencement Date and relate to periods on or after the Commencement Date with respect to Resident Trust Funds; and

v.	any liability which may arise from operations at, or use or condition of, the Facilities on or after the Commencement Date to the extent it relates to the operations at, or use or condition of, the Facilities on or after the Commencement Date.

Within thirty (30) days after notice of a claim pursuant to Section 15(c), New Operators shall promptly pay to Current Operators a sum of money sufficient to pay in full such claim or demand, or promptly cure such breach or contest such claim in accordance with Section 15(c) hereof.

b. In addition to any other indemnity set forth herein, Current Operators hereby indemnify New Operators and their successors, assigns, affiliates, managers, members, agents, servants and employees from and against any and all Losses which any of them may suffer as a result of any of the following events:

i. the untruth of any of the representations or the breach of any of the warranties of Current Operators herein or given pursuant hereto;

ii.	any default by Current Operators in the performance of any of its commitments, covenants or obligations under this Agreement;

iii.	any suits, arbitration proceedings, administrative actions, investigations or Penalties and Repairs to the extent relating to the operations at any Facilities before the Commencement Date;

iv.	for claims which arise prior to the Commencement Date or relate to period prior to the Commencement Date with respect to the Resident Trust Funds;

v.	any obligations under any Contracts that shall accrue or relate to periods before the Commencement Date or for services or supplies which were performed or rendered before the Commencement Date (including, but not limited to, vendor payments);

vi.	any obligations under any Rejected Contracts for the period prior to or after the Commencement Date;

vii.	any claim for Recapture;

viii.	any liability which may arise from operations at, or use or condition of, the Facilities before the Commencement Date to the extent it relates to the operations at, or use or condition of, the Facilities before the Commencement Date; and

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ix.	Any liability which may arise from Current Operators’ receipt or expenditure of CARES Act Payments or Other COVID-19 Funds.

Within thirty (30) days after notice of a claim pursuant to Section 15(c), Current Operators shall promptly pay to New Operators a sum of money sufficient to pay in full such claim or demand, or promptly cure such breach or contest such claim in accordance with Section 15(c) hereof.

c. In the event that any liability, claim, demand or cause of action which is indemnified against by or under any term, provision, section or paragraph of this Agreement (“Indemnitee’s Claim”) is made against or received by any indemnified party (“Indemnitee”) hereunder, said Indemnitee shall notify the indemnifying party (“Indemnitor”) in writing within twenty one (21) calendar days of Indemnitee’s receipt of written notice of said Indemnitee’s Claim, provided, however, that Indemnitee’s failure to timely notify Indemnitor of Indemnitee’s receipt of an Indemnitee’s Claim shall not impair, void, vitiate or invalidate Indemnitor’s indemnity hereunder nor release Indemnitor from the same, which duty, obligation and indemnity shall remain valid, binding, enforceable and in full force and effect so long as Indemnitee’s delay in notifying Indemnitor does not, solely by itself, directly and materially prejudice Indemnitor’s right or ability to defend the Indemnitee’s Claim. Upon its delivery of any or all Indemnitee’s Claim(s), Indemnitee may defend, compromise or settle said Indemnitee’s Claim at Indemnitor’s sole and exclusive cost and expense. Notwithstanding any other provision hereof, in the event of an Indemnitee’s Claim unrelated to litigation (e.g., takeback), Indemnitor shall be responsible for any damages, costs or expenses to Indemnitee, including, but not limited to, attorney’s fees incurred as a result of the indemnification event, to be paid to Indemnitee within seven (7) business days of written demand for the same. If Indemnitor fails or refuses to indemnify Indemnitee from and against an Indemnitee’s Claim or Indemnitee’s related costs, expenses and attorneys’ fees, the foregoing shall immediately, automatically and without further notice be an Event of Default hereunder (an “Indemnification Default”) and thereafter Indemnitor shall promptly reimburse Indemnitee all said Indemnitee’s Claims and the reasonable costs, expenses and attorneys’ fees incurred by Indemnitee to defend, settle or compromise said Indemnitee’s Claims plus interest thereon from the date incurred until paid in full at the then current prime rate of interest (as announced from time to time by The Wall Street Journal) plus three percent (3%).

d. Unless otherwise indicated herein, the indemnification obligations under this Section 15 shall survive the Commencement Date for a period of three (3) years except Recapture Claims, Third Party Claims and breaches of Article 19 shall survive indefinitely. Further, with respect to any matter as to which a claim has been asserted hereunder by timely delivery of a written notice of an indemnification claim to the Indemnitor (an “Indemnification Claims Notice”) and is pending or unresolved at the end of the foregoing period, such claim shall continue to be covered by the indemnification provisions hereof, and the Indemnitor shall remain liable therefor, until the statute of limitations has tolled or until all such claims have finally terminated or otherwise resolved.

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e. Current Operators shall purchase and maintain, at their sole cost and expense, their current insurance policies or extended reporting coverage or “tail” coverage with respect to any insurance policy coverage relating to the Facilities which is on a “claims made” basis, which insurance or “tail” coverage shall remain in full force and effect for a period of not less than three (3) years following the Commencement Date. New Operators agree to assist Current Operators as necessary to investigate or defend claims and obligations under insurance policies and similar coverage arising out of events occurring prior to the Commencement Date, at no cost to New Operators. Such assistance shall include, without limitation, permitting employees of the Facilities to attend depositions, court proceedings or other matters reasonably related to such events. The provisions of this Section 15(e) shall survive the Commencement Date for a period of three (3) years.

16. REPRESENTATIONS AND WARRANTIES OF NEW OPERATORS. As an inducement to Current Operators to enter into this Agreement, New Operators covenant and make the following representations and warranties set forth below, which are true and correct as of the date hereof and which shall be true and correct on the Commencement Date:

a. Organization. New Operators are each a limited liability company, duly organized and validly existing in good standing under the laws of the state where such entity is organized. New Operators have full right and power to enter into and perform their obligations under this Agreement and any contract, instrument or other document executed in connection herewith.

b. Authority and Enforceability. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) has been duly authorized by all necessary action on the part of New Operators, (ii) does not require any governmental or other consent, except as otherwise provided in this Agreement, and (iii) will not result in the breach of any agreement, indenture or other instrument to which any New Operator is a party or is otherwise bound. This Agreement and each of the other agreements, assignments, certificates, instruments and documents executed, furnished or to be furnished in connection herewith or any Exhibit or Schedule hereto are the legal, valid and binding obligations of New Operators, enforceable against New Operators in accordance with their respective terms

c. Truth and Accuracy of Representations and Warranties. No representation or warranty by or on behalf of New Operators contained in this Agreement and no statement by or on behalf of New Operators in any certificate, list, exhibit or other instrument furnished or to be furnished to Current Operators by or on behalf of New Operators pursuant hereto contains any untrue statement, or omits or will omit to state any facts which are necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading in any respect.

d. Survival of Representations and Warranties of New Operators. The representations and warranties of New Operators under this Section 16 shall survive the closing of the transactions contemplated hereunder indefinitely.

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17. REPRESENTATIONS AND WARRANTIES OF CURRENT OPERATORS. As an inducement to New Operators to enter into this Agreement, Current Operators covenant and make the following representations and warranties, which are true and correct as of the date hereof and which shall be true and correct as of the Commencement Date:

a. Organization. Current Operators are each a limited liability company, duly organized and validly existing under the laws of the state where such entity is organized or incorporated. Current Operators have the full power and right to enter into and perform their obligations under this Agreement and any contract, instrument or other document executed in connection herewith.

b. Authority and Enforceability. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) has been duly authorized by all necessary action on the part of Current Operators, (ii) does not require any governmental or other consent, except as otherwise provided in this Agreement, and (iii) other than as provided in Schedule 17(b), will not result in the breach of any agreement, indenture or other instrument to which and Current Operator is a party or is otherwise bound. This Agreement and each of the other agreements, assignments, certificates, instruments and documents executed, furnished or to be furnished in connection herewith or any Exhibit or Schedule hereto are the legal, valid and binding obligations of Current Operators, enforceable against Current Operators in accordance with their respective terms.

c. Contracts. Current Operators have made available to New Operators a copy of each written Contract. Except as listed on Schedule 17(c), to Current Operators’ knowledge: (i) each Contract is legal, valid, binding and enforceable; and (ii) neither Current Operators nor, to Current Operators’ knowledge, the other party to each of the Contracts, is in breach or default; and (iii) no event has occurred which with notice or lapse of time would constitute such a breach or default, or permit termination, modification or acceleration under any such Contract. Except as listed on Schedule 17(c), Current Operators have the power and authority to assign each of the Contracts to New Operators.

d. Life Care Contracts. Except as listed on Schedule 17(d), The Facilities are not a party to any life care contract with any resident of the Facilities.

e. Financial Statements. To the best of Current Operators’ knowledge, the financial statement information furnished to New Operators are true, correct and complete in all material respects, fairly represent the financial condition of Current Operators and are not misleading in any respect.

f. Audits. There are no current audits by any applicable governmental or quasi-governmental regulatory agency in connection with the Facilities.

g. Tax Returns. Except as disclosed on Schedule 17(g), all tax returns and reports required by law to be filed by Current Operators relating to the operation of the Facilities prior to the Commencement Date (collectively, “Tax Returns”) have been properly and timely filed (subject to the right to extend or delay the filing thereof) and correctly reflect the tax position of Current Operators with respect to the operation of the Facilities, and all taxes respectively due under such Tax Returns have been timely objected to, disputed or paid thereby or will be paid in the ordinary course. New Operators is not assuming under this Agreement any tax liabilities owed by Current Operators as a result of the operation of the Facilities prior to the Commencement Date.

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h. Litigation. Except as disclosed on Schedule 17(h), there are no legal actions, lawsuits, investigations or other proceedings pending, served, or threatened in writing against the Facilities or Current Operators, including claims, lawsuits, governmental actions, desk audit or full audit before any court, agency, judicial body, administrative body or other governmental body or arbitrator. Except as disclosed on Schedule 17(h), to the knowledge of Current Operators, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any litigation, arbitration, suit or claim.

i. Licensure. Except as disclosed on Schedule 17(i), on the Effective Date, the Facilities are, and on the Commencement Date shall be, licensed as an assisted living facility by the Department. Such license is unrestricted, unconditional, in good standing and in full force and effect and subject to no waivers or limitations. There are no outstanding Life Safety Code deficiencies or violations cited by the Department or any state or local building, fire safety or health authorities that have not been corrected as of the date of this Agreement.

j. Government Reimbursement. Current Operators have not entered into any Medicaid provider agreements or other agreements related to other government reimbursement programs and does not receive any payments through or in connection with Medicaid or other government reimbursement programs.

k. Violations. Current Operators have not received notice with respect to the Facilities that they have been charged or implicated in any violation of any state or federal statute or regulation involving false, fraudulent or abusive practices relating to its participation in state or federally sponsored reimbursement programs, including but not limited to false or fraudulent billing practices. The Facilities are not in an open survey cycle (i.e., received violations but not yet found to be in substantial compliance). Current Operators have not received notice of, nor are aware of facts that may give rise to, any action that has been threatened, taken or recommended by any government authority to revoke, withdraw or suspend its license to operate the Facilities.

l. Surveys. Current Operators have furnished or made available to New Operators true, accurate and complete copies of all surveys, inspection reports and similar examination reports relating to any inspections or examinations by any governmental authority having jurisdiction over the Facilities as of the date of this Agreement (collectively, the “Surveys”), and such Surveys do not contain any violations of federal, state and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it except as have been cured or addressed by a plan of corrective action. Current Operators shall comply in all material respects with the requirements of any outstanding plan or plans of correction proposed in response to any inspection or survey conducted by any governmental authority prior to the Commencement Date and pay any fines or penalties resulting from such inspections or surveys or, if appealed, Current Operators shall retain all liability for all costs and expenses in pursuing such appeals and all liabilities for any penalties not rescinded. In addition, Current Operators shall consult with New Operators and obtain written approval (which approval shall not be unreasonably withheld conditioned or delayed), for any settlements of such appeals and notify New Operators of the final disposition of such matters.

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m. Government Investigations. Current Operators have not received notice of the commencement of any investigation proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), Patient Inducement Statute or equivalent state statutes or any rule or regulation promulgated by a governmental or quasi-governmental authority with respect to any of the foregoing healthcare fraud laws affecting Current Operators with respect to the Facilities.

n. Privacy Laws. Current Operators have not received notice that the Facilities are not in compliance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Further, the Facilities and Current Operators are not covered entities under HIPAA and, therefore, the Facilities and Current Operators are not subject to HIPAA. Current Operators are in compliance with applicable state laws pertaining to patient confidentiality and privacy and the confidentiality, privacy or security of protected health information.

o. Liens. Except as disclosed on Schedule 17(o), there are no liens, claims, charges or encumbrances which may be claimed against any of the Property and Current Operators have received no notices threatening such liens.

p. Payment of Liabilities. Except as disclosed on Schedule 17(p), Current Operators have paid all of their debts, liabilities and obligations arising from the operation of the Facilities for the period prior to the Commencement Date, including accounts payable and all employee payroll taxes and withholdings.

q. Residents. To the best of Current Operators’ knowledge, the information set forth in the residency agreements and residency rolls is true and correct in all material respects. There are no residency agreements that differ materially from the standard forms used at the Facilities. Current Operators are a party to each of the residency agreements with the Facilities’ residents or such rights have been assigned to Current Operators prior to the date hereof.

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r. Transfers. There has been no transfer of residents or employees from the Facilities to any skilled or intermediate nursing, assisted living or independent living facility owned, operated or managed by Current Operators or an affiliate of Current Operators. There has been no voluntary transfer by Current Operators of any resident from the Facilities to any other skilled or intermediate nursing, assisted living or independent living facility, where such transfer is not in the ordinary course of business and not for reasons relating to the health and well-being of the resident transferred or otherwise required by law.

s. Multi-Employer and Employee Benefit Plans. Neither Current Operators nor the Facilities have a multi-employer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to the Facilities:

i. Current Operators do not maintain or contribute to any non-qualified deferred compensation or retirement plans, contracts or arrangements;

ii.	Current Operators do not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA, or Section 414(i) of the Internal Revenue Code of 1986, as amended (the “Code”));

iii.	Current Operators do not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code);

iv.	Current Operators do not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA); and

v.	Current Operators have not entered into, nor have Current Operators established or maintained, any change-in-control or severance agreements or plans.

t. Unfunded Pension Liabilities. Current Operators do not have any liabilities for any pension or similar program that are owed to any union or other third party.

u. Employee Contracts. Except as listed in Schedule 17(u), Current Operators are not aware of any labor dispute or grievance at the Facilities and neither Current Operators nor the Facilities are a party to any employment contracts, collective bargaining agreements, union contracts or severance pay arrangements or agreements with respect to any employee at the Facilities.

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v. Employee Litigation. Except as disclosed on Schedule 17(v), no person or party, including any governmental agency, has asserted, or to the best knowledge of Current Operators, has threatened in writing to assert, any claim for any action or proceeding against Current Operators (or Current Operators’ employees or agents) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards, including the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act. Any claims disclosed to New Operators will not result in any liability to or obligation of New Operators and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon the Facilities. Schedule 17(v) contains a true and accurate listing of any Current Employee with an active workers’ compensation matter or who is currently working on light duty or any similar restriction related to their employment.

w. Property and Supplies. Unless specifically permitted pursuant to the terms of this Agreement, Current Operators have not removed any items of personal property or Supplies from the Facilities that are owned by Current Operators. Current Operators do not have possession of any other personal property owned by any resident of the Facilities. There are currently and as of the Commencement Date there will be sufficient Supplies to operate the Facilities for seven (7) days.

x. Condition of the Property. All personal property, equipment and Supplies used in connection with the operation of the Facilities are owned or leased by Current Operators. There exists no material defective condition, structural or otherwise, with respect to the Supplies or Facilities. All personal property and all structural, electrical, plumbing, sewer and mechanical systems, equipment or appliances and elements conform with all applicable ordinances, regulations and with all building, zoning, fire, safety and other codes, laws, ordinances and insurance underwriting guidelines applicable to the Facilities.

y. Rights with Respect to the Facilities. There are no existing agreements, options or commitments granting to any person or entity the right to acquire any of Current Operators’ right to purchase any assets, rights or the Facilities to be acquired hereunder (as applicable).

z. Permits. Schedule 17(z) correctly describes each certificate of need, license, participation agreement, permit, or other similar authorization issued to or held by Current Operators and used in the operation of the Facilities, together with the name of the governmental authority or other entity issuing such license or permit (the “Permits”). Current Operators have received all Permits required to operate the Facilities as assisted living facilities in accordance with applicable laws in the matter in which they are being operated as of the Effective Date. Such Permits are valid and in full force and effect, and Current Operators have not received any notice of any claim, default, complaint, citation or other proceeding relating to any such Permits. No event, occurrence, or condition now exists, or upon the consummation of the transactions contemplated herein will exist which, with the giving of notice or the lapse of time or both, would give rise to a default with respect to the Permits on the part of Current Operators. Schedule 17(z) also sets forth a description of each accreditation for the Facilities, if any. Current Operators have delivered to New Operators complete and accurate copies of all such Permits, accreditations and certificates of need.

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aa. Vehicles. The Current Operators do not own any vehicles.

bb. Independent Facility. The Facilities are each an independent stand alone facility that does not rely on offsite services (other than for public utilities, sewer and water companies) (i) to fulfill any zoning, building code or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to, electric, plumbing, mechanical, heating, ventilating and air conditioning systems, (iii) for any computer switches, servers or networks or any telephones and telephone systems or (iv) for the furnishing of any essential building systems or utilities.

cc. Insurability. Current Operators have not received written notice or request from any insurance company or underwriters setting forth any defects in the Property which might affect the insurability thereof.

dd. Utilities. All utility services, including heat, air conditioning, hot and cold water, telephones, gas and electricity are available at the Facilities in quantities sufficient for the present use of the Property. The Facilities have not experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service.

ee. Professional Licenses/Background Checks. To the knowledge of Current Operators, all licensed and/or certified healthcare professionals currently providing services at the Facilities have all required licenses and certifications necessary for such professionals to provide such services and all such licenses and certifications are in full force and effect. Current Operators have run background checks on all employees and any other individuals or entities, in each case, to the extent such is required under applicable law.

ff. Third Party Payors. The Facility does not have reimbursements from any third party payors for residents of the Facility, including, but not limited to, pursuant to governmental provider agreements or managed care contracts other than PACE. All residents at the Facility are private pay.

gg. Truth and Accuracy of Representations and Warranties. No representation or warranty by or on behalf of Current Operators contained in this Agreement and no statement by or on behalf of Current Operators in any certificate, list, exhibit or other instrument furnished or to be furnished to New Operators by or on behalf of Current Operators pursuant hereto contains any untrue statement of material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading in any material respect.

hh. Survival of Representations and Warranties of Current Operators. The respective representations and warranties of Current Operators under this Section 17 shall survive the closing of the transactions contemplated hereunder for a period of one (1) year after the Commencement Date, except with respect to the representations and warranties in Section 17(a) (Organization), 17(b) (Authority and Enforceability) and 17(s) (Multi-Employer and Employee Benefit Plans) which shall survive the Commencement Date indefinitely.

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18. NON-SOLICITATION AND NON-COMPETE.

a. Neither Current Operators nor any of their affiliates or principals shall solicit any current residents or Retained Employees at the Facilities on the Commencement Date or the date hereof for a period of eighteen (18) months following the Effective Date. Current Operators acknowledge that if there is a violation of any provision of this Section 18(a), then Current Operators shall pay to New Operators an amount equal to Thirty Thousand Dollars ($30,000.00) as liquidated damages for each solicited employee or each such resident that moves to an affiliated Facility of Current Operators. The parties agree and acknowledge that actual damages with respect to the foregoing would be difficult to ascertain and that Thirty Thousand Dollars ($30,000.00) is a fair and reasonable approximation of such actual damages. For the purposes of this Section 18(a), general solicitations to the public for employment that are not targeted at Facility employees shall not be deemed to breach this Section 18(a). This provision shall not in any way limit such other remedies as may be available to New Operators at law or in equity. Current Operators further acknowledge that the scope and duration of the provisions of this Section 18(a) are reasonable.

b. Neither Current Operators nor any of their affiliates or principals, for a period of twenty four (24) months following the Commencement Date, will own, operate, develop, manage or consult with an assisted living residential facility or otherwise operate, own, develop, manage or consult with an entity or business involved with an assisted living residential facility within a fifteen (15) mile radius of the Facility (the “Radius”). Current Operators acknowledges that a violation of any provision of this Section 18(b) will result in substantial and irreparable damage to the New Operators for which the New Operators will not have an adequate remedy at law and for which money damages would not be a sufficient remedy, and Current Operators agree that, in addition to all other remedies, in the event of any violation or alleged or threatened violation of any of the provisions of this Section 18(b), New Operators shall be entitled to equitable relief, including temporary or permanent injunctive relief and specific performance, in each case without being required to prove irreparable harm or damages, post a bond or otherwise provide security. This provision shall not in any way limit such other remedies as may be available to New Operators at law or in equity. Current Operators acknowledges that the Radius and duration of this Section 18(b) are reasonable.

c. Notwithstanding the provisions of this Section 18 to the contrary, Current Operators or any of their affiliates may conduct any activity that is related to its innovative care businesses, including any activities related to the businesses that are conducted by Clearday, Inc. or AIU Alternative Care, Inc. or its subsidiaries related to its innovative care products and solutions, including without limitation, robotic services, the BEST test, personalized care maps or programs, Clearday Restore, Clearday digital offerings and programs such as Clearday at Home and Clearday TV and all businesses related thereto; provided that this paragraph shall not permit Current Operators or their affiliates to operate or own and 24/7 residential care facility within the Radius.

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19. GOVERNMENTAL STIMULUS FUNDS.

a. New Operators acknowledge that Current Operators or their affiliates have received, and may continue to receive after the Commencement Date: (1) funds made available to Current Operators pursuant to the Coronavirus Aid, Relief and Economic Security Act (“CARES Act Payments”) and/or (2) ERC, ARPA funds or certain other stimulus funds related to COVID-19 which are not CARES Act Payments (“Other COVID-19 Funds”). Schedule 19(a) is a true, correct and complete list of all CARES Act Payments and Other COVID-19 Funds with amounts received, amounts spent and dates of the same included. Current Operators or their affiliates shall be entitled to retain any CARES Act Payments received prior to the Commencement Date.

i. To the extent that additional CARES Act Payments are received by Current Operators after the Commencement Date, and such payments are required under applicable law of the US Government to only be used for costs and expenses related to the Facilities for the period on or following the Commencement Date or are otherwise not transferable to New Operators, Current Operators shall return all such CARES Act Payments pursuant to the guidance and procedures set forth the applicable governmental authority for return of such CARES Act Payments. Following the return of such CARES Act Payments, Current Operators shall reasonably cooperate with New Operators in their applications for reissuance of such CARES Act Payments to New Operators. For the avoidance of doubt, in no event shall Current Operators or their affiliates be obligated to transfer any CARES Act Payments to New Operators or their Affiliates.

ii. With respect to any Other COVID-19 Funds received by Current Operators, Current Operators shall reasonably cooperate with New Operators in good faith to address such Other COVID-19 Funds in accordance with applicable legal requirements. To the extent that any CARES Act Payments or Other COVID-19 Funds, which relate to the period prior to the Commencement Date or are received under Current Operators’ provider numbers or tax identification numbers, are received by New Operators after the Commencement Date, to the extent permitted by applicable legal requirements of the US Government, New Operators shall remit any such funds received by New Operators to Current Operators in the same manner as Current Operators’ accounts receivable under Section 9 hereof. To the extent that New Operators are prohibited from remitting such funds to Current Operators pursuant to applicable legal requirement of the US Government New Operators shall reasonably cooperate with Current Operators in good faith to address such funds in accordance with applicable legal requirements, including, without limitation, returning such funds to the applicable governmental authority if required by applicable legal requirements and reasonably cooperating with Current Operators in applying for or otherwise requesting the applicable governmental authority to reissue such funds to Current Operators. Nothing in this Agreement shall be construed to prohibit New Operators from applying for and receiving any CARES Act Payments or Other COVID-19 Funds with respect to their operation of the Facilities from and after the Commencement Date.

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b. In the event that Current Operators have received any advance on their third-party payor receivables (“Advances”) at any time prior to the Commencement Date for dates of services on or after the Commencement Date that have not been repaid prior to the Commencement Date and shall be required to be repaid after the Commencement Date, Current Operators shall, subject to applicable law, to the extent that the New Operators are obligated for such Advances pay to New Operators on the Commencement Date a credit equal to 100% of all such Advances for dates of service beginning on and after the Commencement Date. Furthermore, if at any time on or after the Commencement Date, New Operators receive any advances, rate adjustments or other payments on other third-party payor receivables attributable to dates of service before the Commencement Date, such amounts shall be paid to Current Operators.

c. Notwithstanding anything in this Agreement to the contrary, in the event that Current Operators receive any grant payments, stimulus payments, retroactive rate adjustments, and any and all other payments and support paid with respect to the Facilities in relation to COVID-19 relief efforts following the date of this Agreement but-prior to the Commencement Date (“COVID Payments”), such amounts will be utilized by Current Operators only in the operation of the Facilities to cover (including the payment of indebtedness or other amounts), actual COVID-19-related expenses incurred by Current Operators prior to the Commencement Date and in accordance with the laws governing such COVID Payments, it being acknowledged that COVID Payments received for prior payments are permitted and may be retained by Current Operators. In the event that all such COVID Payments cannot or otherwise have not been expended by Current Operators on COVID-19-related expenses prior to the Commencement Date, then prior to returning any such COVID Payments to the applicable governmental authority, if required by applicable law, Current Operators shall cooperate in good faith with New Operators to take whatever steps are reasonably necessary to ensure that the Facilities receive the benefit of such COVID Payments on and after the Commencement Date (which may include transferring the COVID Payments to New Operators if allowed under applicable law, or otherwise working with New Operators to ensure that they are able to receive the benefit of the COVID Payments in a manner consistent with applicable law and to benefit the interest of the Facilities and residents.

d. If, on the Commencement Date, Current Operators have received funds from the Paycheck Protection Program (“PPP”) which funds have not been either (i) forgiven in writing by the Small Business Administration or the PPP lender as applicable, or (ii) repaid in full, then Current Operators shall comply with the requirements set forth in the SBA Procedural Notice effective as of October 2, 2020 (the “SBA Notice”), including completion and submission of a forgiveness application to the PPP lender and establishing an escrow with such lender as required the SBA Notice.

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e. Current Operators and New Operators shall comply with all applicable laws related to the COVID Payments, PPP loans, and Advances described herein and will reasonably cooperate with any information requests related to COVID Payments, PPP loans, and Advances in order to comply with regulatory and reporting requirements. Notwithstanding anything to the contrary contained herein, in the event any applicable laws related to the COVID Payments, PPP loans, and Advances described herein are amended to allow for funds to be transferred from Current Operators to New Operators where such transfer is prohibited as of the Effective Date, Current Operators and New Operators will transfer such funds to allocate such funds regarding the period prior to and after the Commencement Date.

f. Notwithstanding anything to the contrary contained herein, to the extent Current Operators obtain any funds or grants per ARPA that covers any period after the Commencement Date and New Operators comply with ARPA, Current Operators shall forward all unspent ARPA funds to the New Operators on the Commencement Date. Current Operators and New Operators shall reasonably cooperate to come up with a mutually agreeable Long Term Care Program Facility Budget to the extent required.

g. Current Operators and New Operators shall each cooperate with the other, at no cost to the party providing the information, to provide information each such person reasonably requires to apply for and receive tax credits related to the operations of the Facilities.

20. NO JOINT VENTURE. Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof. The parties hereto do not intend that any third party shall have any rights under this Agreement. The parties acknowledge that the terms of this Agreement have been negotiated by unaffiliated parties.

21. EXHIBITS AND SCHEDULES. If any exhibits or schedules are not attached hereto, the parties hereto agree to attach such exhibits and schedules as soon as reasonably practicable but in any event within five (5) business days of execution of this Agreement. This Agreement is subject to New Operators approving all exhibits and schedules within five (5) business days of submission thereof to New Operators. The parties hereto agree that the party charged with providing an exhibit or schedule to this Agreement shall, to the extent necessary after delivery thereof, amend or supplement all exhibits and schedules in order for the same to be current, true and correct as of the Commencement Date.

22. EVENTS OF DEFAULT; REMEDIES. The breach by either Current Operators or New Operators (as applicable, “Defaulting Party”) of any term, provision, condition, promise, covenant, representation, warranty, indemnity, duty or obligation if not cured within ten (10) business days of the earlier of said Defaulting Party’s receipt or refusal of written notice of the same from the other party (“Non-Defaulting Party”) shall automatically and without further notice hereunder be an immediate event of default (“Event of Default”) entitling the Non-Defaulting Party to exercise any remedies available to it hereunder or in law or equity. The Non-Defaulting Party’s rights and remedies hereunder shall be cumulative and not mutually exclusive and the exercise by the Non-Defaulting Party of one or more rights or remedies shall not be deemed, interpreted or construed as an election of the same or to bar, prevent or preclude the simultaneous or consecutive exercise of any other right or remedy available to the Non-Defaulting Party, including the simultaneous or successive pursuit of money damages and injunctive relief. The Non-Defaulting Party shall not be required to post any bond, surety or security of any nature whatsoever to pursue injunctive relief, the necessity or requirement for the same being hereby waived by the Defaulting Party.

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23. EMPLOYEE ANNOUNCEMENT. The terms and existence of this Agreement shall remain confidential, except with the prior written consent of New Operators and except to the extent that enforcement of its terms or applicable law requires public disclosure. Neither Current Operators nor New Operators shall announce to any employee of the Facilities and shall cause its affiliates, representatives and agents not to, issue or cause any announcement with respect to the transfer of operations contemplated by this Agreement, without the express prior approval of the other party. New Operators and Current Operators will make a joint announcement to the employees of the Facilities about the transfer of operations. Current Operators will permit New Operators to review in advance and comment on any public announcement of the transfer of operations contemplated herein. Notwithstanding the foregoing, Current Operators and their affiliates will be permitted to make any filing required by applicable securities laws. This Section 23 will terminate and not survive the Commencement Date, notwithstanding any other survival provisions in this Agreement.

24. GENERAL PROVISIONS.

a. Current Operators and New Operators each agree to use their commercially reasonable efforts to cause the conditions to its obligations and to the other party’s obligations herein set forth to be satisfied at or prior to the Commencement Date. Each agrees to execute and deliver any further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder. Each shall promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated hereby, or which would indicate a breach of the representations or warranties of any other party hereto.

b. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be sent by recognized overnight courier, electronic mail or registered or certified mail to the addressed as follows:

if to Current Operators:	c/o Clearday, Inc. 8800 Village Drive, Suite 106 _____________________ Attention: BJ Parrish Email:
with a copy to:	__________________________ __________________________ __________________________ Attention: Email:
if to New Operators:	c/o Chapters Living, LLC 4565 McRee Ave, Suite 100 St. Louis, MO 63110 Attention:
with a copy to:	Sher, LLP 5750 Old Orchard Road, Suite 420 Skokie, Illinois 60077 Attn:

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or if written notification of a change of address has been sent, to such other party or to such other address as may be designated in that written notification. Each such notice and other communication under this Agreement shall be effective or deemed delivered or furnished (i) if given by mail, on the third business day after such communication is deposited in the mail; (ii) if given by electronic mail, effective upon transmission if before 5:00 p.m. (Central), otherwise effective the next business day; and (iii) if given by hand delivery or overnight courier, when delivered to the address specified above. Notwithstanding anything herein to the contrary, any notice received by a recipient on a day when the federal banks are closed in Chicago, Illinois shall automatically be deemed and construed to be received on the next regular business day following its receipt.

c. Each party hereto shall bear its own legal, accounting and other expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transaction contemplated hereby, whether or not the transaction is consummated.

d. This Agreement, together with all exhibits and schedules attached hereto and any other agreements referred to herein, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.

e. This Agreement may not be modified or amended except in writing signed by the parties hereto.

f. The parties agree that time is of the essence.

g. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

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h. Neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable or delegable by either party hereto without the express prior written consent of the other party hereto; provided, however, that New Operators shall have the right to assign this Agreement to an entity formed for the purpose of being designated the permitted nominee of New Operators’ rights and obligations under this Agreement, and its rights, privileges and obligations hereunder shall be deemed assigned to such newly formed company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

i. Captions of paragraphs are for convenience only and are not part of this Agreement and do not affect, change or modify the paragraphs they precede.

j. All understandings and agreements heretofore and between the parties are merged in this Agreement and all exhibits and schedules attached hereto, which alone fully and completely expresses their agreement.

k. This Agreement shall be construed in accordance with the laws of the State of Delaware.

l. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR HEREAFTER AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

m. THIS AGREEMENT AND THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS. ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE, AND EACH PARTY HERETO EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURT FOR THE PURPOSES THEREOF. TO THE EXTENT LEGALLY WAIVABLE, EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY, AT THE ADDRESS SET FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH PARTY IN ACCORDANCE WITH THIS SECTION.

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n. This Agreement may be executed in counterparts, or by electronic submission, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

o. All of the provisions of this Agreement shall be deemed and construed to be “conditions” and “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate provision hereof.

p. The recitals set forth at the beginning of this Agreement constitute an integral part of this Agreement and are hereby incorporated by reference herein and made apart hereof as if fully set forth herein.

q. All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require, or “any” means “any and all”; “or” means “and/or”, and “including” means “including, without limitation”.

r. As used in this Agreement, an individual will be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware or should have been aware after due inquiry. An entity other than an individual will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as a member, manager, director or officer of such entity is actually aware or should have been aware after due inquiry of such fact or other matter. Notwithstanding and without limiting the foregoing, Current Operators shall be deemed to have knowledge of a particular fact or other matter if a director, officer, the administrator of the Facilities or, with respect to the maintenance or physical condition of the Facilities, the maintenance supervisor of the Facilities, actually is aware or should have been aware after due inquiry with respect to such particular fact or matter.

s. Whenever the under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday or nationally recognized legal holiday, such time for performance shall be extended to the next business day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is not a Saturday, Sunday or a legal holiday. Further, unless otherwise specified, any reference to a specified number of days shall be deemed to refer to calendar days.

t. If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, but, each term and provision shall be valid and be enforced to the fullest extent permitted by law.

u. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any of the parties hereto.

v. The parties hereto, and each of them, represent that in effecting and executing this Agreement, each has received from legal counsel advice as to its and their respective legal rights, irrespective as to whether they have legal counsel at the time of executing this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by persons authorized to do so on behalf of each of them respectively as of the day and year first above written.

CURRENT OPERATORS:	NEW OPERATORS:

Memory Care at Good Shepherd, LLC	CHAPTRS LITTLE ROCK, LLC
an Arkansas limited liability company	an Arkansas limited liability company

By:	By:
Name:	Name:	Daniel Stricker
Its:	Its:	Manager

MCA New Braunfels Operating Company, LLC	CHAPTERS NEW BRAUNFELS, LLC
a Tennessee limited liability company	a Texas limited liability company

By:	By:
Name:	Name:	Daniel Stricker
Its:	Its:	Manager

MCA Westover Hills Operating Company, LLC	CHAPTERS SAN ANTONIO, LLC
a Tennessee limited liability company	a Texas limited liability company

By:	By:
Name:	Name:	Daniel Stricker
Its:	Its:	Its: Manager

SCHEDULE I

FACILITIES LIST

Facility	Address	Type	Beds	Owner	Current Operator	New Operator
Memory Care of Little Rock at Good Shephard	2501 Aldersgate Road Little Rock, Arkansas 72205	ALF	74	MHI Little Rock, LP	Memory Care at Good Shepherd, LLC	Chapters Little Rock, LLC
Memory Care of New Braunfels	2022 State Hwy 46 W New Braunfels, Texas 78132	ALF	64	MHI-MC New Braunfels, LP	MCA New Braunfels Operating Company, LLC	Chapters New Braunfels, LLC
Memory Care of Westover Hills	10910 Town Center Drive San Antonio, Texas 78251	ALF	64	MHI-MC San Antonio, LP	MCA Westover Hills Operating Company, LLC	Chapters San Antonio, LLC